EX 99.1

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204

May 28, 2020

Dear Bill:

This letter agreement memorializes our discussion regarding the prospective changes to your compensation as non-executive Chairman of the Board of Directors of Fidelity National Financial, Inc. (the “Company”). Notwithstanding anything to the contrary in your Director Services Agreement dated as of January 8, 2016 and amended May 3, 2016, effective June 1, 2020, (i) your quarterly cash retainer will be $50,000, (ii) your annual equity grant will have a grant date fair value of $300,000 (with the same terms as annual equity grants made to the Company’s other non-employee directors) and (iii) you will cease participation in the equity portfolio incentive program.

Thank you for your continued leadership with the Company.

Please confirm your agreement to the changes to your director compensation reflected above by signing below and returning this letter to me.

Sincerely,

By: /s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

I agree to and accept the changes to my compensation as non-executive Chairman of the Board of Directors of the Company as reflected in this letter.

/s/ William P. Foley, II Date: May 28, 2020
William P. Foley, II
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